UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 30, 2014

PLY GEM HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35930	20-0645710
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5020 WESTON PARKWAY, SUITE 400 CARY, NORTH CAROLINA	27513
(Address of principal executive offices)	(Zip Code)

(919) 677-3900

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

6.50% Senior Notes due 2022

General. On January 30, 2014, Ply Gem Industries, Inc. (“Ply Gem Industries”), a wholly-owned subsidiary of Ply Gem Holdings, Inc. (the “Company”), completed its previously announced offering (the “Offering”) of $500.0 million aggregate principal amount of 6.50% Senior Notes due 2022 (the “New Senior Notes”).

In connection with the issuance of the New Senior Notes, Ply Gem Industries, the Company and each of the direct and indirect wholly-owned domestic subsidiaries of Ply Gem Industries (collectively with the Company, the “Guarantors”) entered into (i) an indenture, dated as of January 30, 2014 (the “Indenture”), among Ply Gem Industries, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (ii) a registration rights agreement, dated as of January 30, 2014 (the “Registration Rights Agreement”), among Ply Gem Industries, the Guarantors and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers named therein (the “Initial Purchasers”).

Maturity Date and Interest Rate. The New Senior Notes will mature on February 1, 2022. Interest on the New Senior Notes will accrue at 6.50% per annum and will be payable on February 1 and August 1 of each year, commencing on August 1, 2014.

Guarantees. The New Senior Notes are unconditionally guaranteed on a senior unsecured basis by the Guarantors. Ply Gem Industries’ Canadian subsidiaries, Ply Gem Canada, Inc., Gienow Canada Inc. and Mitten Inc., are not, and future foreign subsidiaries will not be, guarantors of the New Senior Notes.

Optional Redemption. Prior to February 1, 2017, Ply Gem Industries may redeem up to 40% of the aggregate principal amount of the New Senior Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 106.50% of the aggregate principal amount of the New Senior Notes to be redeemed, plus accrued and unpaid interest, if any, provided that at least 50% of the aggregate principal amount of the New Senior Notes remains outstanding after the redemption. Prior to February 1, 2017, Ply Gem Industries may redeem the New Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a “make-whole” premium plus accrued and unpaid interest, if any. At any time on or after February 1, 2017, Ply Gem Industries may redeem the New Senior Notes, in whole or in part, at the redemption prices set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning February 1 of the years indicated:

Year	Optional Redemption Price
2017	104.875%
2018	103.250%
2019	101.625%
2020 and thereafter	100.000%

Change of Control. Upon the occurrence of specified change of control events, Ply Gem Industries may be required to offer to purchase the New Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

Following any such offer to purchase, under certain circumstances, prior to February 1, 2017, Ply Gem Industries may redeem all, but not less than all, of the New Senior Notes not tendered in such offer at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

Certain Covenants. The Indenture includes certain customary covenants that, subject to significant exceptions, limit the ability of Ply Gem Industries and its subsidiaries to, among other things, incur debt, pay dividends, make loans or investments, sell assets, incur certain liens, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of their assets. These covenants generally do not restrict the Company or any of its subsidiaries that are not Ply Gem Industries’ subsidiaries. The Indenture also contains certain customary events of default.

The foregoing description is qualified in its entirety by reference to the Indenture, which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Exchange Offer; Registration Rights. Under the Registration Rights Agreement, Ply Gem Industries and the Guarantors agreed to:

•	file an exchange offer registration statement within 240 days after January 30, 2014 enabling holders to exchange the New Senior Notes for registered new senior notes with terms substantially identical to the terms of the New Senior Notes;

•	use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended, within 300 days after January 30, 2014;

•	complete the exchange offer within 340 days after January 30, 2014; and

•	use commercially reasonable efforts to file a shelf registration statement for the resale of the New Senior Notes if they cannot complete an exchange offer within the time periods listed above and in certain other circumstances.

Ply Gem Industries will be required to pay additional interest on the New Senior Notes if it fails to comply with certain of its obligations under the Registration Rights Agreement within the specified time periods.

The foregoing description is qualified in its entirety by reference to the Registration Rights Agreement, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Term Loan Facility

On January 30, 2014, Ply Gem Industries and the Company entered into a Credit Agreement (the “Credit Agreement”) by and among Ply Gem Industries, the Company, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent (the “Administrative Agent”), which governs the terms of the Company’s new senior secured term loan facility (the “Term Loan Facility”).

Overview. The Term Loan Facility consists of a senior secured term loan in an aggregate principal amount of $430.0 million, which will mature on January 30, 2021. The Term Loan Facility requires scheduled quarterly payments in an aggregate annual amount equal to 1.00% of the original aggregate principal amount of the Term Loan Facility, with the balance due at maturity. The net proceeds from the initial borrowings under the Term Loan Facility were $427.85 million, after giving effect to original issue discount of approximately $2.15 million.

The Term Loan Facility allows us to request one or more incremental term loan facilities in an aggregate amount not to exceed the greater of (x) $140.0 million and (y) an amount such that our Consolidated Senior Secured Debt Ratio (as defined in the Credit Agreement), on a pro forma basis, does not exceed 3.75 to 1.00, in each case, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All borrowings under the Term Loan Facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Interest and Fees. Borrowings under the Term Loan Facility bear interest at a rate equal to, at our option, either (a) a base rate determined by reference to the highest of (i) the prime rate of the Administrative Agent, (ii) the federal funds rate plus 0.50% and (iii) the adjusted LIBO rate for a one-month interest period plus 1.00% and (b) a LIBO rate determined by reference to the cost of funds for eurocurrency deposits in dollars for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor, plus, in each case, an applicable margin of 3.00% for any eurocurrency loan and 2.00% for any alternate base rate loan.

Mandatory and Voluntary Prepayments. We may voluntarily repay outstanding loans under the Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans and with respect to certain repricing transactions occurring within six months of January 30, 2014, which shall be subject to a prepayment premium of 1.00%.

The Term Loan Facility will require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if our Consolidated Senior Secured Debt Ratio is equal or less than 2.50 to 1.00 but greater than 2.00 to 1.00 and to 0% if our Consolidated Senior Secured Debt Ratio is equal to or less than 2.00 to 1.00) of our annual excess cash flow, as defined under the Term Loan Facility, to the extent such excess cash flow exceeds $15.0 million, commencing with the fiscal year ending December 31, 2015;

•	100% of the net cash proceeds of certain non-ordinary course asset sales or certain insurance and condemnation proceeds, in each case subject to certain exceptions and reinvestment rights; and

•	100% of the net cash proceeds of certain issuances of debt, other than proceeds from debt permitted under the Term Loan Facility.

Collateral and Guarantors. The loans under the Term Loan Facility were borrowed by Ply Gem Industries and guaranteed by the Guarantors, including the Company.

The Term Loan Facility is secured on a first-priority lien basis by the stock of Ply Gem Industries and by substantially all of the assets (other than the assets securing the obligations under Ply Gem Industries’ senior secured asset-based revolving loan facility (the “ABL Facility”), which primarily consist of accounts receivable, inventory, cash, deposit accounts, securities accounts, chattel paper, contract rights, instruments, documents related thereto and proceeds of the foregoing) of Ply Gem Industries and the Guarantors that are subsidiaries of Ply Gem Industries and on a second-priority lien basis by the assets that secure the ABL Facility. Ply Gem Industries and the Guarantors granted the collateral agent under the Term Loan Facility a security interest in the collateral described above under a Guarantee and Collateral Agreement and an Intellectual Property Security Agreement.

Restrictive Covenants and Other Matters. The Term Loan Facility includes negative covenants, subject to certain exceptions, that are substantially the same as the negative covenants in the Indenture. The Term Loan Facility also restricts the ability of Ply Gem Industries’ subsidiaries to enter into agreements restricting their ability to grant liens to secure the Term Loan Facility and contains a restriction on changes in fiscal year. The Term Loan Facility also contains certain other customary affirmative covenants and events of default.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Use of Proceeds

The net proceeds from the issuance of the New Senior Notes, the borrowings under the Term Loan Facility and cash on hand were used by Ply Gem Industries to purchase all of the Senior Secured Notes and Old Senior Notes tendered in the tender offers described below, to satisfy and discharge the remaining obligations under the indentures governing the Senior Secured Notes and Old Senior Notes as described below and to pay related fees and expenses.

Other

In the ordinary course of their businesses, certain of the Initial Purchasers, the Trustee, the Administrative Agent, certain of the lenders under the Term Loan Facility and certain of their affiliates have, from time to time, provided, and may in the future provide, financial services to or engage in investment and commercial banking or other transactions of a financial nature with the Company, Ply Gem Industries or their respective affiliates, including the provision of certain advisory services and the making of loans to the Company and its affiliates, for which they received or will receive customary fees and expenses. The Trustee also acts as trustee for the Senior Secured Notes (as defined below) and the Old Senior Notes (as defined below) of Ply Gem Industries. Certain of the Initial Purchasers and/or their affiliates are lenders and/or agents under the Term Loan Facility.

Item 1.02	Termination of a Definitive Material Agreement.

On January 30, 2014, Ply Gem Industries irrevocably deposited with Wells Fargo Bank, National Association, as trustee for Ply Gem Industries’ 8.25% Senior Secured Notes due 2018 (the “Senior Secured Notes”), an amount sufficient to satisfy and to discharge its obligations under the Senior Secured Notes and the Indenture, dated as of February 11, 2011 (as amended and supplemented the “Senior Secured Notes Indenture”), among Ply Gem Industries, as issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee and collateral agent, governing the Senior Secured Notes. On January 30, 2014, Ply Gem Industries issued a notice of redemption pursuant to the Senior Secured Notes Indenture to redeem all of its outstanding Senior Secured Notes on March 1, 2014 at a redemption price equal to 106.188% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

On January 30, 2014, Ply Gem Industries irrevocably deposited with Wells Fargo Bank, National Association, as trustee for Ply Gem Industries’ 9.375% Senior Notes due 2017 (the “Old Senior Notes”), an amount sufficient to satisfy and to discharge its obligations under the Old Senior Notes and the Indenture, dated as of September 27, 2012 (as amended and supplemented the “Old Senior Notes Indenture”), among Ply Gem Industries, as issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the Old Senior Notes. As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2014, Ply Gem Industries issued a notice of redemption on January 17, 2014 pursuant to the Old Senior Notes Indenture, subject to a financing condition, to redeem all of its outstanding Old Senior Notes on February 16, 2014 at a redemption price equal to 100.00% of the principal amount of the Old Senior Notes, plus the Applicable Premium (as defined in the Old Senior Notes Indenture) as of, and accrued and unpaid interest thereon, if any, to the redemption date. The financing condition to the redemption of the Old Senior Notes was satisfied on January 30, 2014 with the closing of the Offering and the Term Loan Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the issuance of the New Senior Notes and the entry into of the Credit Agreement and borrowings under the Term Loan Facility is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

As of midnight, New York City time, on January 24, 2014 (the “Early Tender Time”), Ply Gem Industries has been advised by D.F. King & Co., Inc., as the tender agent and information for the tender offers, that holders of $705,907,000 aggregate principal amount, or approximately 93.37%, of the outstanding Senior Secured Notes had validly tendered their Senior Secured Notes, and holders of $94,700,000 aggregate principal amount, or approximately 98.65%, of the outstanding Old Senior Notes had validly tendered their Old Senior Notes, in each case, pursuant to Ply Gem Industries’ previously announced tender offers.

On January 30, 2014, Ply Gem Industries exercised its right to accept for early purchase all of the Senior Secured Notes and Old Senior Notes validly tendered prior to the Early Tender Time pursuant to the terms of Ply Gem Industries’ Offer to Purchase, dated January 10, 2014 (the “Offer to Purchase”). Notwithstanding Ply Gem Industries’ exercise of its early settlement election, each tender offer will remain open until 12:00 midnight, New York City time, on February 7, 2014 (the “Expiration Time”), unless extended.

Each holder who validly tendered its Senior Secured Notes prior to the Early Tender Time will receive the total consideration of $1,067.50 per $1,000 principal amount of the Senior Secured Notes tendered, which includes $30.00 as an early tender premium. Each holder who validly tendered its Old Senior Notes prior to the Early Tender Time will receive the total consideration of $1,108.36 per $1,000 principal amount of the Senior Secured Notes tendered, which includes $30.00 as an early tender premium. In addition, accrued and unpaid interest up to, but not including, January 30, 2014, was paid in cash on all validly tendered and accepted Senior Secured Notes and Old Senior Notes. As a result, Ply Gem Industries will pay aggregate consideration of approximately $780.2 million for the validly tendered and accepted Senior Secured Notes, and aggregate consideration of approximately $107.6 million for the validly tendered and accepted Old Senior Notes.

Each tender offer is scheduled to expire at the Expiration Time, unless extended or earlier terminated, and holders of Senior Secured Notes or Old Senior Notes who validly tender their notes after the Early Tender Time but on or before the Expiration Time will only be eligible to receive the late consideration for such notes and will not receive the early tender premium for such notes as described in the Offer to Purchase.

The complete terms and conditions of the tender offers for the Senior Secured Notes and the Old Senior Notes are detailed in the Offer to Purchase and the related Letter of Transmittal (together with the Offer to Purchase, the “Offer Documents”). The tender offer is being made only through, and subject to the terms and conditions set forth in, the Offer Documents and related materials.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of January 30, 2014, among Ply Gem Industries, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.

4.2	Registration Rights Agreement, dated January 30, 2014, among Ply Gem Industries, Inc., the Guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers.

10.1	Credit Agreement, dated as of January 30, 2014, by and among Ply Gem Holdings, Inc., Ply Gem Industries, Inc., the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 30, 2014

PLY GEM HOLDINGS, INC.

By:	/s/ Shawn K. Poe
	Name:	Shawn K. Poe
	Title:	Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of January 30, 2014, among Ply Gem Industries, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.

4.2	Registration Rights Agreement, dated January 30, 2014, among Ply Gem Industries, Inc., the Guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers.

10.1	Credit Agreement, dated as of January 30, 2014, by and among Ply Gem Holdings, Inc., Ply Gem Industries, Inc., the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.